Investor Relations Contact:	Company Contact:
Crocker Coulson, President	Laby Wu, Chief Financial Officer, Director of Investor Relations
CCG Investor Relations	Puda Coal, Inc.
+1-646-213-1915	+86-10-6439-2405
crocker.coulson@ccgir.com	labywu@gmail.com www.pudacoalinc.com

Elaine Ketchmere, VP of Financial Writing
+1-310-954-1345
elaine.ketchmere@ccgir.com
www.ccgirasia.com

Puda Coal Announces Fourth Quarter and Full Year 2009 Results

TAIYUAN, SHANXI PROVINCE, CHINA, March 24, 2010 – Puda Coal, Inc. (NYSE Amex: PUDA), a supplier of high grade metallurgical coking coal used to produce coke for steel manufacturing in China and consolidator of twelve coal mines in Shanxi Province, today announced its 2009 fourth quarter and full year financial results.

Fourth Quarter 2009 Highlights

•	Fourth quarter revenue totaled $60.2 million, down 6.6% year-over-year but up 7.4% from $56.1 million in the third quarter of 2009
•	Gross profit was $5.3 million, down 11.5% year-over-year and down 1.2% from $5.4 million in the third quarter of 2009
•	Operating income totaled $4.9 million, up 8.0% year-over-year, and up 20.9% from $4.0 million in the third quarter of 2009
•
Net income was $2.3 million or $0.14 per fully diluted share, as compared to $3.4 million, or $0.22 per fully diluted share, in the fourth quarter of 2008 and a net loss of $0.6 million, or $0.04 per fully diluted share, in the third quarter of 2009

•
Excluding the $1.5 million in non-cash expense related to the fair value loss of derivative warrants, adjusted net income was $3.7 million, or $0.23 per fully diluted share, as compared to $3.3 million, or $0.22 per fully diluted share, in the same period last year and $2.8 million, or $0.18 per fully diluted share, in the third quarter of 2009

•	Sales of cleaned coal totaled 535,000 metric tons (MT), down 0.6% year over year
•	Average selling price of cleaned coal was $113 per MT in the fourth quarters of 2009 and 2008.

Full Year 2009 Highlights

•	Net revenue was $214.1 million, down 11.7% from 2008
•	Gross profit totaled $18.2 million, down 40.1% from 2008
•	Operating income was $14.5 million, down 41.7% from 2008
•	Net income totaled $5.5 million, or $0.36 per fully diluted share, down 67.9%, as compared to $17.1 million, or $1.12 per fully diluted share in 2008

•
Excluding the $5.0 million in non-cash expense related to the fair value loss of derivative securities, adjusted net income was $10.5 million, or $0.68 per diluted share, as compared to $16.7 million, or $1.09 per diluted share from 2008

•	Sales of cleaned coal reached 1.9 million metric tons, down 17.6% from 2008
•	Average selling price of cleaned coal increased 7.8% to $111 per MT in 2009, as compared to $103 per MT in 2008 (after adjusting for exchange rate differences)

“Despite very challenging market conditions that adversely affected the steel industry during 2009, we finished the year in a strong position by generating sequential revenue and profit growth as the sector continued to rebound with stronger tonnage sales volume and higher average selling prices,” commented Mr. Liping Zhu, CEO of Puda Coal. “We began 2010 strong from a strategic perspective, as we have been named a consolidator of four additional coal mines in Huozhou County, Shanxi Province, bringing our total number of mines to consolidate to twelve. We are excited to begin transforming from a coal washing business to an integrated coal mining company.”

Fourth Quarter 2009 Results

For the quarter ended December 31, 2009, total revenue was $60.2 million, down 6.6% from $64.5 million in the fourth quarter of 2008 but up 7.4% from $56.1 million in the third quarter of 2009. The decline in revenue year over year was driven by the decrease in tonnage sales of cleaned coal. Sales of cleaned coal were 535,000 MT, down 6.3% from 571,000 MT in the fourth quarter of 2008 but up 7.4% from 498,000 MT in the third quarter of 2009.  The average selling price was $113 per MT in the fourth quarters of 2009 and 2008 (after adjusting for exchange rate differences) and in the third quarter of 2009.

Gross profit for the fourth quarter was $5.3 million, down 11.5% from $6.0 million for the fourth quarter of 2008, and down 1.2% from $5.4 million in the third quarter of 2009.  Gross margin was 8.8% in the quarter, down from 9.3% in the fourth quarter of 2008 and down from 9.6% in the third quarter of 2009. The decline was mainly attributable to an increase in raw coal prices.

Operating expenses for the fourth quarter of 2009 were $0.4 million, down 71.0% from $1.5 million in the fourth quarter of 2008 and down 68.0% from $1.3 million in the third quarter of 2009.  Selling expenses declined 13.6% year over year to $0.7 million, due to decreased sales volume, and general and administrative expenses were ($0.3) million, primarily due to the $1.0 million reversal of overprovided staff welfare benefits.

Operating income was $4.9 million, or 8.1% of revenue in the fourth quarter of 2009, up 8.0% from $4.5 million, or 7.0% of net revenue in the fourth quarter of 2008, and up 20.9% from $4.0 million, or 7.2% of net revenue, in the third quarter of 2009.

During the fourth quarter of 2009, the Company recorded a non-cash expense of $1.5 million related to a loss in fair value of the derivative warrants issued in November 2005, as compared to a $0.05 million gain in the fourth quarter of 2008 and non-cash expense of $3.4 million in the third quarter of 2009.

Income tax expense declined 17.1% to $1.1 million in the fourth quarter of 2009 from $1.3 million in the year ago period primarily due to the decrease in the assessable profit of Shanxi Coal from $5.3 million in the fourth quarter of 2008 (after adjusting for exchange rate differences) to $4.4 million in the fourth quarter of 2009.

Net income was $2.3 million, or $0.14 per fully diluted share, compared to $3.4 million, or $0.22 per fully diluted share, in the fourth quarter of 2008, and net loss of $0.6 million, or $0.04 per fully diluted share, in the third quarter of 2009.

Adjusted net income excluding non-cash gains or losses in the fair value of derivative warrants was $3.7 million, or $0.23 per diluted share, compared to adjusted net income of $3.3 million, or $0.22 per diluted share, for the fourth quarter in 2008. Adjusted net income in the third quarter of 2009 was $2.8 million, or $0.18 per fully diluted share. Diluted earnings per share were calculated using weighted average shares of 16,299,033, 15,387,110, and 15,359,705 for the quarters ended December 31, 2009, September 30, 2009, and December 31, 2008, respectively, as adjusted for the one-for-seven reverse stock split.n.

Full Year 2009 Results

Net revenue was $214.1 million for the year ended December 31, 2009, down 11.7% compared to $242.3 million for the year ended December 31, 2008. The tonnage sales of cleaned coal decreased 17.6% to approximately 1,929,000 MT from approximately 2,342,000 MT for the year ended December 31, 2008. The average selling price of cleaned coal increased 7.8% to $111 per ton for the year ended December 31, 2009 from $103 per ton for the year ended December 31, 2008. The decrease in tonnage sales was primarily due to decreased orders of cleaned coal from customers. Gross profit was $18.2 million for the year ended December 31, 2009, compared to $30.3 million for the year ended December 31, 2008. Operating income was $14.5 million, as compared to $24.9 million for the year ended December 31, 2008. Net income was $5.5 million, or $0.36 per fully diluted share, for the year ended December 31, 2009, down 67.9% from $17.1 million, or $1.12 per fully diluted share, for the year ended December 31, 2008. Adjusted net income excluding non-cash gains or losses in the fair value of derivative warrants was $10.5 million, or $0.68 per diluted share, compared to $16.7 million, or $1.09 per diluted share in 2008. Diluted earnings per share were calculated using weighted average shares of 15,593,201 and 15,228,950 for the year ended December 31, 2009 and December 31, 2008, respectively.

Financial Condition

As of December 31, 2009, Puda Coal had $19.9 million in cash and cash equivalents and $51.6 million in working capital and a current ratio of 3.5:1.  As a response to the economic downturn, management extended its credit terms to 60 days. Many customers deferred the settlement of their purchases within these credit terms, which resulted in accounts receivable increasing to $25.3 million at year-end 2009 from $14.6 million at year-end 2008. Long-term debt, excluding the current portion, was $6.5 million.  At year end, shareholders’ equity was $84.0 million, an increase from $72.3 million at the end of 2008.

The Company generated $1.4 million in cash from operating activities for the year ended December 31, 2009, compared to cash generated from operating activities of $26.5 million in 2008.  Net cash used in investing activities was $20.9 million for prepayments for purchases of mining assets and investments in coal mines.

Recent Events

On March 18, 2010, Puda Coal announced plans to acquire and consolidate four additional coal mines located in Huozhou County, central Shanxi Province, following the approval by the Shanxi provincial government.

On February 18, 2010, Puda Coal announced that it closed a public offering that raised approximately $14.5 million by selling 3.3 million shares of the Company’s common stock.

On December 18, 2009, Puda Coal announced that it entered into coal mining rights and mining assets transfer agreements with Pinglu County Da Wa Coal Industry Co., Ltd and Pinglu County Guanyao Coal Industry Co., Ltd.

Business Outlook

China’s 4 trillion yuan economic stimulus package, which was put in place in 2009, has encouraged steel-intensive infrastructure development projects such as railroad, real estate and automobile construction.  China is expected to produce approximately 600 million MT of steel in 2010, roughly half of the world’s total output, according to China Coal Resource.

In response to record high steel prices driven by demand in the infrastructure construction sector in China, the steel industry has begun increasing production levels.  Puda Coal anticipates that tonnage sales in 2010 will improve from current levels as steel inventories decline and customers increase order volumes.

Puda Coal expects that such demand will provide significant opportunities for suppliers of cleaned coking coal like Puda Coal.  As a result, management believes the outlook for its coal washing operations should be attractive, as the Company has maintained its customer base and supply channels.

Conference Call

The Company will host a conference call at 9:00 a.m. ET on Wednesday, March 24, 2010 to discuss fourth quarter and full year 2009 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 409-5558. International callers should dial (706) 679-8017. When prompted by the operator, mention conference passcode 645 854 53.  If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Wednesday, March 24, 2009 at 10:00 a.m. ET. To access the replay, please dial (800) 642-1687. International callers should dial (706) 645-9291. When promoted, enter conference passcode 645 854 53.

About Puda Coal, Inc.

Puda Coal, through its subsidiaries, supplies premium high grade metallurgical coking coal used to produce coke for steel manufacturing in China. The Company currently possesses 3.5 million metric tons of annual coking coal capacity. The Company has recently moved upstream into coal mining, as a consolidator and acquirer of coal mines in Shanxi Province. For more information, please visit http://www.pudacoalinc.com

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. For example, our plan to acquire and consolidate the target coal mines and expectations of strong demand for, and tonnage sales of, cleaned coal, among other things, the risks and uncertainties relating to the market and geological condition, due diligence, negotiation for definitive agreements, etc. which are beyond our control, as well as our management’s ability and capacity to execute our coal mine acquisition strategy and manage the coal mine operations. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information

GAAP results for the three months and years ended December 31, 2009 and 2008 include non-cash gains and losses related to the change in fair value of the Company’s warrants. To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release, which are non-GAAP net income and non-GAAP diluted earnings per share. The Company’s management believes that these non-GAAP measures provide investors with a better understanding of how the results related to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table below.

PUDA COAL, INC AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP NET INCOME AVAILABLE TO COMMON SHAREHOLDERS AND DILUTED EPS

	Three months Ended December 31,
US$ - thousands, except per share	2009	2008

Net income	2,257	3,364
- Non-cash adjustment - derivative unrealized fair value loss/(gain) for warrants issued	1,487	(53)
Adjusted net income excluding non-cash item	3,744	3,311

Per diluted share
- Net income per share	$0.14	$0.22
- Non-cash adjustment per share	$0.09	$0.00
- Adjusted net income per share	$0.23	$0.22
Weighted average shares outstanding – '000
-diluted	16,299	15,360

	Years Ended December 31,
US$ - thousands, except per share	2009	2008

Net income	5,481	17,061
- Non-cash adjustment - derivative unrealized fair value loss/(gain) for warrants issued	5,036	(394)
Adjusted net income excluding non-cash item	10,517	16,667

Per diluted share
- Net income per share	$0.36	$1.12
- Non-cash adjustment per share	$0.32	$(0.03)
- Adjusted net income per share	$0.68	$1.09
Weighted average shares outstanding – '000
-diluted	15,593	15,229

	Three months Ended
US$ - thousands, except per share	December 31, 2009	September 30, 2009

Net income/(loss)	2,257	(621)
- Non-cash adjustment - derivative unrealized fair value gain for warrants issued	1,487	3,436
Adjusted net income excluding non-cash item	3,744	2,815

Per diluted share
- Net income/(loss) per share	$0.14	$(0.04)
- Non-cash adjustment per share	$0.09	$0.22
- Adjusted net income per share	$0.23	$0.18
Weighted average shares outstanding – '000
-diluted	16,299	15,387

PUDA COAL, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008
(In thousands of United States dollars)

	December 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$19,918	$39,108
Accounts receivable, net	25,340	14,645
Other receivables	-	7
Advances to suppliers
- Related parties	1,020	879
- Third parties	3,552	5,635
Inventories	22,531	21,589

Total current assets	72,361	81,863

PREPAYMENTS	6,259	-

PROPERTY, PLANT AND EQUIPMENT, NET	13,986	13,370

INTANGIBLE ASSETS, NET	3,945	3,399

INVESTMENT, AT COST	14,650	-

TOTAL ASSETS	$111,201	$98,632

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt
- Related party	$1,300	$1,300
Accounts payable	4,839	4,272
Other payables
- Related parties	1,031	1,030
- Third parties	2,650	2,831
Accrued expenses	1,076	1,991
Income taxes payable	1,091	1,319
VAT payable	1,135	1,726

Derivative warrants	7,620	-

Total current liabilities	20,742	14,469

LONG-TERM LIABILITIES
Long-term debt
- Related party	6,500	7,800
Derivative warrants	-	4,086

Total long-term liabilities	6,500	11,886

PUDA COAL, INC.
 CONSOLIDATED BALANCE SHEETS (Continued)
December 31, 2009 and 2008
(In thousands of United States dollars)

	December 31, 2009	December 31, 2008

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 5,000,000 shares, par value $0.01, issued and outstanding None	-	-
Common stock, authorized 150,000,000 shares, par value $0.001, issued and outstanding 15,828,863 (2008: 15,333,680)	15	15
Paid-in capital	35,212	31,647
Statutory surplus reserve fund	1,366	1,366
Retained earnings	37,233	31,752
Accumulated other comprehensive income	10,133	7,497

Total stockholders’ equity	83,959	72,277

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$111,201	$98,632

PUDA COAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2009, 2008 and 2007

(In thousands of United States dollars, except per share data)

	Three months ended December 31,		Years ended December 31,
	2009 (unaudited)	2008 (unaudited)	2009	2008	2007
NET REVENUE	$60,249	$64,501	$214,066	$242,338	$165,267
COST OF REVENUE	54,940	58,505	195,909	212,002	136,652
GROSS PROFIT	5,309	5,996	18,157	30,336	28,615
OPERATING EXPENSES
Selling expenses	688	796	2,453	3,191	2,975
General and administrative expenses	(260)	682	1,167	2,207	2,215
TOTAL OPERATING EXPENSES	428	1,478	3,620	5,398	5,190
INCOME FROM OPERATIONS	4,881	4,518	14,537	24,938	23,425
INTEREST INCOME	17	322	89	406	83
INTEREST EXPENSE	(122)	(175)	(518)	(763)	(1,577)
DEBT FINANCING COSTS	-	(38)	-	(778)	(2,422)
DERIVATIVE UNREALIZED FAIR VALUE (LOSS)/GAIN	(1,487)	53	(5,036)	394	(343)
OTHER INCOME/(EXPENSE)	59	-	59	(719)	-
INCOME BEFORE INCOME TAXES	3,348	4,680	9,131	23,478	19,166
INCOME TAXES	(1,091)	(1,316)	(3,650)	(6,417)	(8,292)
NET INCOME	2,257	3,364	5,481	17,061	10,874
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	2,874	(445)	2,636	3,498	2,860
COMPREHENSIVE INCOME	$5,131	$2,919	$8,117	$20,559	$13,734
EARNINGS PER SHARE - BASIC	$0.15	$0.22	$0.36	$1.12	$0.77
- DILUTED	$0.14	$0.22	$0.36	$1.12	$0.77
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC	15,558,102	15,333,680	15,409,726	15,184,086	14,057,845
- DILUTED	16,299,033	15,359,705	15,593,201	15,228,950	14,370,162

PUDA COAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2009, 2008 and 2007

(In thousands of United States dollars)

	Years ended December 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,481	$17,061	$10,874
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of land-use rights	86	85	78
Depreciation	1,678	1,650	1,252
(Reversal of)/provision for doubtful debts	(69)	17	1
Amortization of debt issue costs	-	-	6
Amortization of discount on convertible notes and warrants	-	399	895
Derivative unrealized fair value loss/(gain)	5,036	(394)	343
Discount on converted shares and exercised warrants	-	-	663
Stock compensation expense	234	74	46
Issue of common stock for penalty	-	379	-
Changes in operating assets and liabilities:
Increase in accounts receivable	(10,626)	(5,844)	(444)
Decrease in other receivables	7	4	41
Decrease/(increase) in advances to suppliers	1,937	(4,243)	(799)
(Increase)/decrease in inventories	(952)	16,600	(18,518)
Increase/(decrease) in accounts payable	569	1,754	(596)
(Decrease)/increase in accrued expenses	(963)	526	289
(Decrease)/increase in other payables	(178)	(991)	660
Decrease in income tax payable	(227)	(1,042)	(415)
(Decrease)/increase in VAT payable	(590)	245	90
Increase in penalty payable	-	-	1,521
Decrease in restricted cash	-	233	-

Net cash provided by/(used in) operating activities	1,423	26,513	(4,013)

CASH FLOWS FROM INVESTING ACTIVITIES:
Prepayments for purchase of mining assets	(6,259)	-	-
Investment in coal mine	(14,650)	-	-
Purchase of property, plant and equipment	-	(2)	(6,111)
Payment for the purchase of equity interest in Shanxi Coal	-	(893)	(1,799)

Net cash used in investing activities	(20,909)	(895)	(7,910)

CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of warrants	1,878	-	3,600
Repayment of long-term debt	(1,300)	(1,300)	(1,300)
Repayment of convertible notes	-	(2,015)	-
Distribution paid to owners of a subsidiary	-	(1,172)	-

Net cash provided by/(used in) financing activities	578	(4,487)	2,300

Effect of exchange rate changes on cash	(282)	1,596	1,061

PUDA COAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

For the years ended December 31, 2009, 2008 and 2007

(In thousands of United States dollars)
	Years ended December 31,
	2009	2008	2007

Net (decrease)/increase in cash and cash equivalents	(19,190)	22,727	(8,562)
Cash and cash equivalents at beginning of year	39,108	16,381	24,943

Cash and cash equivalents at end of year	$19,918	$39,108	$16,381

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